Exhibit 10

NUCOR CORPORATION

SENIOR OFFICERS ANNUAL INCENTIVE PLAN

As Amended and Restated Effective January 1, 2008

Table of Contents

ARTICLE I	Introduction	1

ARTICLE II	Definitions	1

ARTICLE III	Administration	3

ARTICLE IV	Performance Awards	3

4.1	Performance Awards	3
4.2	Performance Award Payments	4
4.3	Deferrals of Performance Awards	4

ARTICLE V	Miscellaneous	6

5.1	Amendment or Termination	6
5.2	Assignability	6
5.3	Source of Benefits	6
5.4	No Promise of Continued Employment	7
5.5	Applicable Law	7
5.6	Stockholder Approval	7

ARTICLE I
Introduction

Nucor Corporation hereby amends and restates in its entirety the Nucor Corporation Senior Officers Annual Incentive Plan to read as set forth herein. The purpose of the Plan is to provide annual incentive compensation to senior officers based on the performance of Nucor Corporation consistent with the “performance based compensation” requirements of Section 162(m) of the Code.

ARTICLE II
Definitions

For purposes of the Plan, the following terms shall have the following meanings:

“Adjusted Net Earnings” for a Performance Period means the consolidated net earnings reported by the Company for the Performance Period in accordance with generally accepted accounting principles, before reported extraordinary items, but after charges or credits for taxes measured by income and Performance Awards under this Plan and performance awards under the Nucor Corporation Senior Officers Long-Term Incentive Plan.

“Average Stockholders’ Equity” for a Performance Period means the average of the Stockholders’ Equity of the Company as of the last day of the immediately preceding Performance Period and the last day of each month in the Performance Period.

“Beneficiary” means the person or persons designated by an Eligible Employee who are to receive any amounts payable under the Plan following the death of the Eligible Employee.

“Board of Directors” or“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Nucor Corporation, a Delaware corporation.

“Compensation” for a Performance Period means the annual base salary rate payable to an Eligible Employee as of the beginning of the Performance Period, before reduction pursuant to any plan or agreement between the Eligible Employee and the Company or any Subsidiary whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125. Compensation shall not include any other form of compensation, whether taxable or non-taxable, including, but not limited to, annual or long-term incentive compensation, commissions, gains from the exercise or vesting of stock options, restricted stock or other equity-based awards or any other forms of additional compensation.

Notwithstanding the foregoing, in the event an Eligible Employee commences participation in the Plan effective as of any day other than January 1 or if the employment of an Eligible Employee is terminated during a Performance Period, then in either of such events, the Eligible Employee’s Compensation for the Performance Period shall be adjusted by multiplying such Compensation by a fraction, the numerator of which is the number of days during the Performance Period that the Eligible Employee was employed by the Company and participating in the Plan, and the denominator of which is the total number of days in the Performance Period.

“Committee” means all members of the Compensation and Executive Development Committee of the Board of Directors who are “outside directors” of the Company within the meaning of Section 162(m)(4)(C)(i) of the Code.

“Deferral Account” means the individual bookkeeping account maintained by the Company for an Eligible Employee to record the Eligible Employee’s Deferral Amounts and Deferral Incentive credits.

“Deferral Agreement” means the agreement or agreements entered into by an Eligible Employee which specify the Eligible Employee’s Deferral Amount.

“Deferral Amount” means the amount of a Performance Award that an Eligible Employee elects to defer under the Deferral Agreement.

“Deferral Incentive” means the incentive amount the Company will credit to an Eligible Employee’s Deferral Account pursuant to Section 4.3(b) based on the Eligible Employee’s Deferral Amount.

“Eligible Employee” means an Employee who is designated as the Chairman or a Vice Chairman of the Board or the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the President, an Executive Vice President or a Vice President of the Company and any other Employee who is a senior officer of the Company or a Subsidiary and designated by the Committee as an Eligible Employee.

“Employee” means any person, including a member of the Board, employed by the Company or a Subsidiary on a regular, full-time basis.

“Net Sales” means the consolidated net sales reported by the Company for a Performance Period in accordance with generally accepted accounting principles.

“Other Performance Criteria” means the relative or comparative achievement of one or more of the following criteria, or such other criteria, as may be determined by the Committee: (a) return on equity; (b) revenue growth; (c) earnings before interest, taxes, depreciation and amortization; (d) earnings before interest, taxes and amortization; (e) operating income; (f) pre- or after-tax income; (g) cash flow; (h) cash flow per share; (i) net earnings; (j) earnings per share; (k) return on invested capital; (l) return on assets; (m) economic value added (or an equivalent metric); (n) stock price performance; (o) total stockholder return; (p) improvement in or attainment of expense levels; (q) improvement in or attainment of working capital levels; or (r) debt reduction. Any of the Other Performance Criteria set forth above may measure performance on a Company-wide basis or with respect to one or more business units, divisions or Subsidiaries, and either in absolute terms, relative to the performance of one or more similarly situated companies, relative to the performance of an index covering a peer group of companies, or other external measures of the selected performance criteria.

“Peer Group” for a Performance Period means a group of not less than five (5) steel industry competitors designated by the Committee not later than ninety (90) days after the beginning of the Performance Period.

“Performance Award” means the incentive compensation awarded and payable to an Eligible Employee pursuant to Section 4.1 for a Performance Period.

“Performance Period” means the fiscal year of the Company beginning on January 1 and ending on December 31.

“Plan” means the Nucor Corporation Senior Officers Annual Incentive Plan, as set forth herein and as amended from time to time.

“Return on Average Stockholders’ Equity” for a Performance Period means an amount, expressed as a percentage, determined by dividing (a) the Company’s Adjusted Net Earnings for the Performance Period by (b) the Company’s Average Stockholders’ Equity for the Performance Period.

“Revenue Growth” for a Performance Period means the percentage increase in the Company’s Net Sales for the Performance Period over the immediately preceding Performance Period.

“Stockholders’ Equity” means the sum of (a) issued capital stock, (b) additional paid-in capital and (c) earnings retained in the business and reserves created by appropriations therefrom, minus the cost of treasury stock, all as shown in the Company’s consolidated balance sheet.

“Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the voting power of all classes of stock entitled to vote and any other business organization, regardless of form, in which the Company possesses directly or indirectly 50% or more of the total combined equity interests in such organization.

ARTICLE III
Administration

The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons.

ARTICLE IV
Performance Awards

4.1 Performance Awards

(a) Maximum Performance Awards.

The maximum Performance Award that may be made to an Eligible Employee for a Performance Period shall be three hundred percent (300%) of the Eligible Employee’s Compensation for the Performance Period. Seventy-five percent (75%) of the maximum Performance Award for a Performance Period (i.e., 225% of the Eligible Employee’s Compensation for the Performance Period) shall be available for award based on the Company’s Return on Average Stockholders’ Equity or Other Performance Criteria selected by the Committee for the Performance Period in accordance with Section 4.1(b). Twenty-five percent (25%) of the maximum Performance Award for a Performance Period (i.e., 75% of the Eligible Employee’s Compensation for the Performance Period) shall be available for award based on the Company’s relative Revenue Growth for the Performance Period in accordance with Section 4.1(c).

(b) Performance Awards Based on Return on Average Stockholders’ Equity (or Other Performance Criteria Selected by the Committee).

The maximum Performance Award of two hundred twenty-five percent (225%) of each Eligible Employee’s Compensation for a Performance Period shall be awarded under this Section 4.1(b) if the Company’s Return on Average Stockholders’ Equity for the Performance Period equals or exceeds twenty percent (20%) (or, if the Committee has selected Other Performance Criteria for such Performance Period, the Company’s level of performance under such Other Performance Criteria equals or exceeds the level of performance designated by the Committee in writing during the first ninety (90) days of the Performance Period required for the maximum Performance Award). Not later than ninety (90) days after the beginning of each Performance Period, the Committee shall designate, in writing, a threshold Return on Average Stockholders’ Equity for the Performance Period of not less three percent (3%) and not more than seven percent (7%) (or such other threshold Return on Average Stockholders’ Equity or threshold level of performance under Other Performance Criteria selected by the Committee for such Performance Period) which must be achieved by the Company before any Performance Award may be made under this Section 4.1(b) for the Performance Period. In the event the threshold Return on Average Stockholders’ Equity (or threshold level of performance under Other Performance Criteria) is achieved by the Company for a Performance Period, a Performance Award of twenty percent (20%) (or other percentage selected by the Committee during the first ninety (90) days of the Performance Period) of each Eligible Employee’s Compensation for the Performance Period shall be awarded under this Section 4.1(b). In the event the Return on Average Stockholders’ Equity (or the Company’s performance level under Other Performance Criteria designated by the Committee) for a Performance Period exceeds the threshold performance level for the Performance Period but is less than twenty percent (20%) (or such other percentage or other level of performance under Other Performance Criteria designated by the Committee for the award of the maximum Performance Award for the Performance Period), the amount of the Performance Award, expressed as a percentage of each Eligible Employee’s Compensation for the Performance Period, under this Section 4.1(b) for the Performance Period shall be determined by linear interpolation.

(c) Performance Awards Based on Relative Revenue Growth.

Not later than ninety (90) days after the beginning of each Performance Period, the Committee shall designate, in writing, the amounts of the Performance Awards that will be made to each Eligible Employee, expressed as a percentage of the Eligible Employee’s Compensation for the Performance Period up to the maximum Performance Award of seventy-five percent (75%) of the Eligible Employee’s Compensation that may be awarded under this Section 4.1(c), for levels of Revenue Growth for the Performance Period when ranked against the revenue growth of the members of the Peer Group for the Performance Period, provided, however, the Committee’s designation of the amount of the Performance Award for each rank shall provide approximately linear progression from the minimum to the maximum award that may be made under this Section 4.1(c). The Company’s Peer Group ranking under this Section 4.1(c) and the corresponding annual Performance Awards shall be based on the most recent four (4) fiscal quarters of available financial information for a Peer Group member.

(d) Reduction or Forfeiture of Performance Awards.

Notwithstanding the foregoing provisions of this Section 4.1:

(i) if the Company has no reported net earnings for a Performance Period, no Performance Awards will be made with respect to the Performance Period; and

(ii) the Committee in its sole and exclusive discretion may reduce (including a reduction to zero) the amount of the Performance Awards otherwise payable to Eligible Employees under the Plan for a Performance Period, provided the same percentage reduction is made to all of the Performance Awards otherwise payable for the Performance Period.

4.2 Performance Award Payments

Subject to an Eligible Employee’s election in accordance with Section 4.3 to defer the payment of a Performance Award, an Eligible Employee’s Performance Award shall be paid by the Company to the Eligible Employee in cash, less applicable payroll and withholding taxes, within thirty (30) days after the later of (i) the completion of the independent audit of the Company’s financial statements for the Performance Period or (ii) the date the Committee certifies in writing the amount of Performance Awards payable under Section 4.1. In no event, however, shall payment of a Performance Award be made later than two and one-half (2½) months after the end of the Performance Period for the Performance Award.

4.3 Deferrals of Performance Awards

(a) Deferral Agreement.

Each Eligible Employee may elect, by entering into a Deferral Agreement with the Company, to defer any portion up to fifty percent (50%) (in increments of ten percent (10%)) of the Performance Award otherwise payable to the Eligible Employee for a Performance Period. To be effective to defer the payment of a Performance Award, an Eligible Employee must complete and return a Deferral Agreement to the Company in accordance with procedures established by the Committee before the beginning of the Performance Period. For the avoidance of doubt, an Employee who first becomes an Eligible Employee during a Performance Period shall not be permitted to enter into a Deferral Agreement for the deferral of a Performance Award for such Performance Period. The amount of any Performance Award that is deferred pursuant to the Eligible Employee’s Deferral Agreement is referred to in the Plan as the Deferral Amount.

An Eligible Employee’s Deferral Agreement shall be effective for one Performance Period. Therefore, an Eligible Employee must complete and sign a Deferral Agreement and return the agreement to the representative of the Company designated by the Committee before the beginning of each Performance Period for which a deferral of a Performance Award is intended to be made.

(b) Deferral Accounts; Deferral Incentive.

An Eligible Employee’s Deferral Amount shall be converted to a number of common stock units determined by dividing the Deferral Amount by the closing price at which shares of the Company’s common stock are sold regular way on the New York Stock Exchange on the date the Deferral Amount would otherwise be paid to the Eligible Employee. Such common stock units shall be credited to a Deferral Account established and maintained on the books and records of the Company. In the event an Eligible Employee defers a Performance Award under the Plan, the Company shall credit a Deferral Incentive in the form of additional common stock units to the Eligible Employee’s Deferral Account. The number of common stock units comprising the Deferral Incentive for an Eligible Employee shall be determined by multiplying twenty-five percent (25%) by the number of common stock units resulting from the conversion of the Eligible Employee’s Deferral Amount into common stock units.

(c) Dividend Equivalent Payments; Adjustments to Common Stock Units.

The Company shall pay to each Eligible Employee in cash, less applicable payroll and withholding taxes, within thirty (30) days after the payment date of any cash dividend with respect to shares of the Company’s common stock a dividend equivalent payment equal to the number of common stock units credited to the Eligible Employee’s Deferral Account as of the record date for such dividend multiplied by the per share amount of the dividend.

In the event a dividend with respect to shares of the Company’s common stock shall be declared and paid in additional shares or in the event the outstanding shares of the Company’s common stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation or changed into or exchanged for cash or property or the right to receive cash or property, then the Committee shall in its discretion equitably adjust the common stock units credited to the Deferral Accounts under the Plan to prevent substantial dilution or enlargement of the rights of Eligible Employees under the Plan.

(d) Vesting.

An Eligible Employee shall be fully vested in the portion of the Eligible Employee’s Deferral Account attributable to the Eligible Employee’s Deferral Amounts. An Eligible Employee shall become fully vested in the portion of the Eligible Employee’s Deferral Account attributable to the Company’s Deferral Incentives upon attainment of age fifty-five (55) while employed by the Company or a Subsidiary or in the event the Eligible Employee dies or becomes disabled while employed by the Company or a Subsidiary. In the event an Eligible Employee terminates employment prior to attaining age fifty-five (55) for any reason other than death or disability, the portion of the Eligible Employee’s Deferral Account that is not vested shall be forfeited.

(e) Payment of Deferral Accounts.

The vested portion of an Eligible Employee’s Deferral Account shall be paid to the Eligible Employee no earlier than fifteen (15) days and no later than ninety (90) days after the Eligible Employee’s separation from service. The form of payment shall be one share of the Company’s common stock for each common stock unit and cash for any fractional unit credited to the vested portion of the Deferral Account. Notwithstanding the foregoing, in no event will distribution be made to an Eligible Employee who is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, prior to the date which is six months after such Eligible Employee’s separation from service or, if earlier, such Eligible Employee’s death.

In accordance with procedures established by the Committee, but in no event later than the later of (i) December 31, 2008 or (ii) the date an Eligible Employee enters into his or her first Deferral Agreement with the Company under the Plan, the Eligible Employee may elect a single sum payment of the Eligible Employee’s Deferral Account or payment in installments over a term certain of not more than five (5) years. In the event an Eligible Employee fails to make a valid method of payment election, distribution of the Eligible Employee’s Deferral Account shall be made in a single sum payment of shares of Company common stock and cash for any fractional unit credited to the vested portion of the Deferral Account.

(f) Payment Following Death.

An Eligible Employee may designate and change at any time the Beneficiary who is to receive distribution of the vested portion of the Participant’s Deferral Account in the event of the Eligible Employee’s death. Any such designation or change shall not be effective until received by the representative of the Company designated by the Committee. If an Eligible Employee has not properly designated a Beneficiary, if for any reason such designation shall not be legally effective, or if the designated Beneficiary shall predecease the Eligible Employee, then the Eligible Employee’s estate shall be treated as the Beneficiary.

In the event of an Eligible Employee’s death prior to distribution of all common stock units credited to the Eligible Employee’s Deferral Account, the Eligible Employee’s Beneficiary shall receive a distribution of the vested portion of such units (in the form of shares of Company common stock and cash for any fractional unit credited to the Deferral Account) as soon as practicable following the Participant’s death in a single sum payment.

ARTICLE V
Miscellaneous

5.1 Amendment or Termination

The Board expressly reserves for itself and for the Committee the right and the power to amend or terminate the Plan at any time. Unless the Committee otherwise expressly provides at the time the action is taken, no Performance Awards shall be paid to any Eligible Employee on or after the date of any termination of the Plan.

5.2 Assignability

Eligible Employees shall not alienate, assign, sell, transfer, pledge, encumber, attach, mortgage, or otherwise hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance, nor shall any person have any other claim to any benefit payable under this Plan as a result of a divorce or the Eligible Employee’s, or any other person’s, bankruptcy or insolvency.

5.3 Source of Benefits

The Company shall make any cash payments due under the terms of this Plan directly from its assets or from any trust that the Company may choose to establish and maintain from time to time. Shares of the Company’s common stock that may be issued under the Plan may be either authorized and unissued shares or shares which have been reacquired by the Company. Nothing contained in this Plan shall give or be deemed to give any Eligible Employee or any other person any interest in any property of any such trust or in any property of the Company, nor shall any Eligible Employee or any other person have any right under this Plan not expressly provided by the terms hereof, as such terms may be interpreted and applied by the Committee in its discretion.

5.4 No Promise of Continued Employment

Nothing in this Plan or in any materials describing or relating to this Plan grants, nor should it be deemed to grant, any person any employment right, nor does participation in this Plan imply that any person has been employed for any specific term or duration or that any person has any right to remain in the employ of the Company.

5.5 Applicable Law

The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina.

5.6 Stockholder Approval

The effectiveness of this amendment and restatement of the Plan shall be subject to its approval and ratification by the stockholders of the Company at the 2008 annual meeting of stockholders.